Exhibit 11

          SMITH CORONA CORPORATION AND SUBSIDIARIES
               COMPUTATION OF NET INCOME (LOSS)
            PER COMMON AND COMMON EQUIVALENT SHARE





                       Three months ended      Nine months ended
                          March 31, 1997       March 31, 1997
                         Primary                     PRIMARY
                        FULLY DILUTED             Fully Diluted


  Net income
     available to common:
    Income (loss) before
     extraordinary gain

                      $(3,186,000)    $(3,186,000)   $(5,737,000)   $(5,737,000)


  Adjustments:

  (1) Assumed exercise of
        warrants
                         (a)                   (a)                   (a)          ( a)
  Total income (loss)
     before extraordinary  gain
                      (3,186,000)      (3,186,000)     (5,737,000)     (5,737,000)

  Extraordinary gain
                        8,122,000       8,122,000       8,122,000       8,122,000

  Net Income
                       $ 4,936,000  $ 4,936,000    $ 2,385,000    $ 2,385,000

  Shares:
  Weighted average common
     shares outstanding

                         2,214,786      2,214,786    2,214,786    2,214,786

  Adjustments:

  (1) Assumed exercise of
        restricted stock awards

                           34,390           33,788           34,390         33,788
  (2) Assumed exercise of
        warrants
                           (a)                  (a)                  (a)                (a)
  Total Shares
                          2,249,176      2,248,574      2,249,176       2,248,574
  Income (loss) per
     common and common
     equivalent share:
  Income (loss) before
     extraordinary gain
                           $(1.42)        $(1.42)            $(2.55)            $(2.55)
  Extraordinary gain
                             3.61            3.61               3.61                3.61
  Net income per common
     and common equivalent
     share
                              $2.19           $2.19           $1.06            $1.06

  (a) Warrants are not reflected in per share calculations because exercise price of warrants exceeds market price of Common Stock. Additionally, warrants do not become exercisable until August 28, 1997.